Exhibit 99.1
DENBURY RESOURCES INC.
PRESS RELEASE
Denbury Exercises Option to Acquire Hastings Field
News Release
Released at 7:30 AM CDT
     DALLAS — September 2, 2008 — Denbury Resources Inc. (NYSE symbol: DNR), announced today that it has exercised its option to purchase from a subsidiary of Venoco, Inc. (NYSE symbol: VQ) the Hastings Field near Houston, Texas, a potential tertiary oil field to be supplied by the Green Pipeline which is underway. The purchase price is to be determined by mutual agreement between the two companies, or failing agreement by December 1, 2008, by following a prescribed contractual formula based upon the present discounted value (PV10 Value) of the field’s proved reserves as determined by the independent engineering firm of DeGolyer and MacNaughton, using year-end 2008 strip prices. The acquisition will be effective January 1, 2009 and is expected to close in early February 2009. Venoco has agreed to extend the deadlines for capital expenditures, commencement of CO2 injections and certain other contractual requirements by one year in consideration of Denbury exercising the option in 2008.
     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and natural gas company. The Company is the largest oil and natural gas operator in Mississippi, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage in the Barnett Shale play near Fort Worth, Texas, onshore Louisiana and Alabama, and properties in Southeast Texas. The Company’s goal is to increase the value of acquired properties through tertiary recovery operations, combined with a combination of exploitation, drilling and proven engineering extraction practices.
For further information contact:
DENBURY RESOURCES INC.
Gareth Roberts, President and CEO, 972-673-2000
Phil Rykhoek, Chief Financial Officer, 972-673-2000
www.denbury.com